 EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Eliza Tineo 212-826-6635
Web Site: www.hartmarx.com

HARTMARX UPDATES EXPECTED 2007 RESULTS;
PROVIDES 2008 REVENUE AND EARNINGS GUIDANCE

CHICAGO, January 7, 2008 - -  Hartmarx Corporation (NYSE: HMX) today described additional actions that will substantially complete the transformation of its moderate priced tailored clothing product lines which have adversely impacted fiscal 2007 results.   The Company also furnished 2008 revenue and earnings guidance.

Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "Under intense competitive pressures and in a difficult environment, retailers serving the moderate tailored price points have continued to narrow the number of brands offered for sale, while increasing their private label offerings through direct sourcing.  In the past two years, we have tried to deal with this and the increased demands for price allowances by gradually and opportunistically shrinking our business in this category.  This clearly has not been enough.  Accordingly, we have taken significant additional actions to eliminate several lines of moderate priced tailored clothing, which will significantly adversely impact fourth quarter and full year results for 2007, but which are expected to better position the Company for an earnings recovery for the full year 2008."

Mr. Patel continued, "The following are some of the major actions recently taken or to be taken:

•	We have reached agreement to terminate the DKNY Donna Karan New York men's tailored clothing license, effective immediately.

•	We have reached agreement to conclude our Perry Ellis tailored clothing license at the end of 2008.

•	We have renegotiated minimum royalties and advertising allowances on two other licensed tailored clothing programs.

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•	We are significantly reducing the number of tailored clothing in-stock replenishment programs.

•	We have initiated discussions to vacate an under-utilized office/distribution facility in Buffalo, New York by the end of fiscal 2008.

•	We have instituted price increases for all tailored product lines effective for Fall 2008 shipments.

•	We have taken appropriate inventory markdowns in 2007 to address the current environment and have made additional staff reductions in the procurement, selling and administrative areas affected by the moderate tailored product lines.

Accounting rules require that expenses associated with licenses that are being terminated in 2008 be recorded as incurred; this will result in several million dollars of losses mostly affecting the first half of 2008 relating to such programs.  Last week we announced the hiring of Michael Parker as group president of HMX Tailored.  Michael has many years of experience marketing to the department store channel and will play an important role in reorganizing this operation.  With these moves, we anticipate that each of the tailored clothing lines remaining at year-end 2008 will make a positive contribution in 2009.

Collectively, the actions described above to address the 2007 inventory valuation requirements, charges for selling, general and administrative staff terminations and facility impairments are expected to aggregate in the range of $13 million - $14 million of expense for 2007.  When 2007 operating results are finalized in late-January, we expect to report full year sales of $562 million and a full year diluted loss per share in the range of $.11 - $.13, which includes the inventory markdowns and other costs noted above.

Our luxury men's product lines consisting of Hickey-Freeman, Burberry men's tailored clothing and Bobby Jones, and our women's segment, most particularly from the earlier acquisitions of Misook womenswear and Simply Blue jeans, achieved sales and earnings increases in 2007.  Unfortunately, the problems in the moderate tailored clothing product lines have masked these very strong performances.  For 2008, in addition to these successful businesses, we anticipate earnings contributions from our most recent acquisitions – Monarchy, Zooey and Sweater.com.

Year-end debt for fiscal 2007 was $120.7 million compared to the prior year's $113.4 million; the current year reflected over $21 million related to acquisitions and $8.2 million related to share repurchases, demonstrating our ability to generate positive cash flows to fund acquisitions, reduce borrowings or to repurchase additional shares.  We continue to look at potential acquisitions and to repurchase additional Hartmarx stock.  In the fourth quarter of 2007 alone we repurchased 1.0 million shares aggregating $5.1 million.

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Regarding fiscal 2008, we continue to be very cautious about the current retail environment, with first quarter results anticipated to approximate last year's first quarter revenues of $120 million and diluted loss per share of $.09, which includes the effect of licenses which will not be renewed.  This guidance anticipates that retailers in general and most of our major customers will report very disappointing Christmas sales and earnings and that there will be a build-up in retail inventories for the first half of the year.  We do, however, expect significant improvement in the second half of the year resulting in full year revenues in the range of $580 million - $600 million, which reflect the anticipated increases from recent acquisitions and expansion of luxury price point product lines.  We are estimating full year 2008 diluted earnings per share in the range of $.30 - $.40 from the favorable impact of product mix changes towards higher price point products which should produce improved gross margins and higher operating earnings.  We remain confident that the value inherent in our long-standing brands, such as Hickey-Freeman and Hart Schaffner Marx, augmented by the increasing importance of upscale brands acquired through acquisitions will result in long-term revenue and earnings growth and increased shareholder value," Mr. Patel concluded.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Monarchy, Manchester Escapes, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Wörn, One Girl Who . . ., Zooey by alice heller and b.chyll.  In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology.  Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements.  The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control.  The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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